SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT, dated as of January 31, 2017 (the “Agreement”), by and between SPX FLOW, Inc., a Delaware corporation (the “Company”), and David J. Wilson (the “Executive”). The Company and the Executive are referred to as the “Parties”.
WHEREAS, except as otherwise provided herein, the Parties intend that this Agreement shall set forth the terms of the Executive’s separation from service with the Company and that this Agreement shall supersede all prior agreements between the Parties regarding the subject matter contained herein.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the Parties agree as follows:
1.Termination of Employment. The Executive’s employment with the Company and its subsidiaries and affiliates (the “Company Group”) shall terminate in all capacities effective as of January 31, 2017 (the “Separation Date”). The Executive agrees to resign from any appointments, positions, offices and directorships with the Company Group effective as of the Separation Date. The Executive agrees that he shall execute all documents required by the Company to effect such termination and resignations.
2.Accrued Obligations. The Executive is entitled to receive the following accrued obligations, which shall be paid no later than the next regularly scheduled payroll date after the Separation Date: (i) base salary earned or accrued but not yet paid through the Separation Date; (ii) unreimbursed business expenses incurred prior to the Separation Date, subject to the terms of the Company’s expense reimbursement policy; (iii) earned and accrued, but unused vacation days; and (iv) amounts payable under the Company’s benefit plans in accordance with the terms of such plans, except as may be required under Section 401(a)(13) of the Internal Revenue Code of 1986, as amended (the “Code”).
3.Severance Payments and Benefits. Subject to Section 10(b) below, in consideration of the covenants set forth herein and the delivery of the waiver and release of claims set forth in Section 9 below, and provided that the Executive does not revoke this Agreement during the Revocation Period (as defined in Section 10(l) below), the Company shall provide the Executive with the following severance payments and benefits:
(a)Severance Payment. The Company shall pay the Executive a severance payment in the amount of $724,256.00, minus all tax withholdings required by applicable law and other authorized payroll deductions. This amount shall be payable in a single sum payment within thirty (30) days following the Effective Date (as defined in Section 11 below).
(b)Treatment of Equity-Based Compensation. The unvested shares of Company restricted common stock granted to the Executive, as set forth on Schedule A attached hereto, shall become fully vested on the Effective Date and shall be settled within thirty (30) days of such date. Except as specifically provided herein, any other unvested restricted common stock and stock options to purchase shares of Company common stock held by the Executive on the Separation Date shall be cancelled without payment. Any vested and exercisable stock options to purchase shares of Company common stock held by the Executive shall expire in accordance with the terms of the applicable award agreement and equity plan.
(c)Outplacement. The Company shall reimburse the Executive for outplacement services incurred by the Executive (with a service provider of the Executive’s choice) in an amount up to $35,000, subject to the terms of the Company’s expense reimbursement policy. Such outplacement services must be incurred by the Executive no later than December 31, 2017.
(d)Tax Return Preparation. The Company shall engage PricewaterhouseCoopers to prepare the Executive’s 2016 income tax returns, in accordance with the SPX FLOW Tax Equalization Policy, updated October 1, 2015 (the “Policy”). The Executive shall fulfill the International Assignee Responsibilities outlined in the Policy, including but not limited to repaying all refunds received from the home or host country to the Company in accordance with the terms of the Policy.
(e)No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required pursuant to applicable law or under an applicable Company benefit plan with respect to the Executive’s vested benefits, the Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of any member of the Company Group (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Separation Date.
4.Return of Company Property. On or prior to the Separation Date, the Executive shall surrender to the Company all hard copy and electronic documents (and all copies thereof) and other property belonging to the Company Group in the Executive’s possession and all property made available to the Executive in connection with his employment by the Company, including, without limitation, any and all files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, PDAs, pagers, telephones, credit cards, entry cards, keys, identification badges and keys), and any materials of any kind that contain or embody any proprietary or confidential information of the Company Group. If the Executive discovers after the Separation Date that he has retained any proprietary or confidential information (including, but not limited to, proprietary or confidential information contained in any electronic documents or e-mail systems in the Executive’s possession or control), the Executive agrees immediately upon discovery to surrender such information to the Company.
5.Cooperation. From and after the Separation Date, the Executive shall cooperate in all reasonable respects with the Company Group and their respective directors, officers, attorneys and experts in connection with the conduct of any past, current or future, actual or threatened, action, proceeding, investigation, hearings or litigation involving the Company Group, including any such action, proceeding, investigation, hearing or litigation in which the Executive is called to testify. The Executive agrees to provide, on a timely basis, advice and consultation upon the reasonable request of the Company Group’s senior management team with respect to business, operational, financial, personnel and other matters relating to the period of the Executive’s employment with the Company Group. The Executive shall be reimbursed by the Company for reasonable travel and lodging expenses incurred in connection with such cooperation except to the extent that such reimbursement may be prohibited, or may jeopardize the Company Group’s legal interests, as determined by the Company.
6.Unfavorable Comments. Except as otherwise provided in this Agreement, the Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company Group or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company Group.
7.SPX FLOW, Inc. Confidentiality and Non-competition Agreement. In further consideration of this Agreement, the Executive acknowledges and hereby re-affirms, his obligations set forth in the post-employment restrictive covenants contained in the SPX FLOW Confidentiality and Non-Competition Agreement between the Company and the Executive dated as of September 2015 (the “Restrictive Covenant Agreement”), previously executed by the Executive, which is hereby incorporated into this Agreement. To the extent that there is a conflict between the Restrictive Covenant Agreement and this Agreement, this Agreement shall control but all other terms and provisions of the Restrictive Covenant Agreement shall remain in full force and effect. Nothing in this Agreement or in the Restrictive Covenant Agreement shall be construed to limit any disclosure to any governmental officials.
8.Certain Remedies.
(a)Remedies. Without intending to limit the remedies available to the Company Group, including, but not limited to, those set forth in Section 8(b) hereof, the Executive agrees that a breach of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.
(b)Cessation of Payments. In addition to the remedies set forth in this Agreement or available to the Company under applicable law, the Company may terminate any payments or benefits due hereunder and require the Executive to immediately repay the severance payments and benefits provided to the Executive pursuant to Section 3 of this Agreement if the Executive (i) files any charge, claim, demand, action or arbitration with regard to the Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein, or (ii) breaches any of the covenants contained in this Agreement or in the Restrictive Covenant Agreement.
9.Release.
(a)General Release. In consideration of the payments and benefits provided to the Executive under this Agreement and after consultation with counsel, the Executive, and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company Group and each of their respective current and former parent companies, officers, employees, directors, shareholders and agents (the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, whenever they arose, that the Releasors have ever had or now may have as of the date the Executive signs this Agreement, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company Group, and the termination of such relationship or service or any other interactions the Executive may have had with the Company Group, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Agreement; provided, however, that the release set forth in this Section 9(a) shall not apply to (x) the obligations of the Company under this Agreement and (y) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer, employee or director of the Company Group. The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Releasees arising out of the Executive’s employment relationship or the Executive’s service as an employee, officer or director of the Company Group and the termination thereof. The Executive understands, acknowledges, and voluntarily agrees that this Agreement is a total and complete release by the Executive of any and all claims which he has against the Releasees as of the date he signs this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to the Executive.
The Executive further acknowledges that the Executive has received from the Company Group all wages and compensation which the Executive is owed by the Company Group or to which the Executive is entitled by law as of all dates preceding execution of this Agreement. The Executive does not claim that he performed any work for the Company Group for which he was not compensated. The Executive acknowledges, agrees, and affirmatively represents that, other than the severance payments and benefits described in Section 3 of this Agreement, he is entitled to no other severance payment, benefit or other compensation under any other agreement, plan, or practice. The Executive further agrees that there is no dispute between the parties and that no other form of compensation whatsoever, other than the severance payments and benefits described in Section 3 of this Agreement, is due to the Executive. The Executive further acknowledges that he has reported any and all work-related injuries or illnesses that the Executive has incurred or suffered prior to the execution of this Agreement.
(b)Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees, from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised and encouraged by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA and, the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive is providing the release and discharge set forth in this Section 9(b) only in exchange for consideration in addition to anything of value to which the Executive is already entitled; (iv) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (v) the Executive has carefully read this Agreement and personally understands all of the terms, including that the Executive is releasing claims under ADEA.
(c)Medicare. The Executive affirms, covenants, and warrants that he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of any payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if the Executive is a Medicare beneficiary, etc.), the remaining sentences of this paragraph apply. The Executive affirms, covenants, and warrants he has made no claim against, nor is he aware of any facts supporting any claim against, the Company Group, under which the Company Group could be liable for medical expenses incurred by the Executive before or after the execution of this Agreement. Furthermore, the Executive is aware of no medical expenses which Medicare has paid and for which the Company Group is or could be liable. The Executive agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. The Executive will indemnify, defend, and hold the Company Group harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and the Executive further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
(d)No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Section 9.
(e)Claims. The Executive represents that he has not filed and will not file any charges, claims, complaints or other accusatory pleadings against the Releasees based upon or arising out of any aspect of the Executive’s employment relationship with the Company Group, or the separation of that employment, which may exist or may have accrued as of the date the Executive signs this Agreement. Nothing in this Agreement, however, will prevent the Executive from filing and pursuing proceedings before the U.S. Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency. The Executive nevertheless agrees that he waives the right to recover any monetary award, should the Executive, any government agency or other entity file a suit, charge, claim or action against the Releasees with respect to the employment with the Company Group or the separation of that employment.
Further, nothing in this Agreement will prevent the Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding his employment or separation therefrom or this Agreement or its underlying facts or circumstances.  Further, nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive is not required to contact the Company regarding the subject matter of any such communications before engaging in such communications nor does the Executive need prior authorization to make any such reports or disclosures.
(f)No Reemployment. The Executive agrees not to seek reinstatement, reemployment, or future employment as a new employee with the Company Group, and the Company Group has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate the Executive in the future.
10.Miscellaneous.
(a)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive’s employment and the termination thereof which the Executive may have had with the Company Group (including, without limitation, the Change of Control Agreement between the Executive and the Company, dated as of December 18, 2014, as amended), but excluding the Restrictive Covenant Agreement. Except as set forth in Section 10(b), this Agreement may be amended only by a written document signed by the Parties.
(b)Tax Compliance. It is intended that all of the benefits and payments under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code. To the extent that any payments or benefits under this Agreement are subject to Section 409A of the Code, to the maximum extent applicable, this Agreement will be construed to comply, and administered in compliance, with Section 409A of the Code.
(i)Notwithstanding anything in this Agreement to the contrary, if as of the Separation Date the Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then:
(1)the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the first business day of the seventh month following the Separation Date (or the earliest date as is permitted under Section 409A of the Code), and
(2)if any other payments or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred to the extent that such deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.
(ii)For purposes of Section 409A of the Code, (x) references herein to the Executive’s Separation Date, “termination of employment” or like reference shall refer to the Executive’s separation from service with the Company within the meaning of Section 409A of the Code and (y) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(iii)Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year, (y) the Employer shall reimburse the Executive for expenses for which he is entitled to be reimbursed on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
(iv)Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its affiliates, employees or representatives shall have any liability to the Executive with respect to any tax liabilities imposed on the Executive under Section 409A of the Code. In the event that any changes are made to Section 409A of the Code, this Section shall be deemed amended to the extent necessary to cause this Agreement to comply with such changes to such law.
(v)If any payment or benefits subject to Section 409A of the Code is contingent on the delivery of a waiver and release of claims by the Executive, and could occur in either of two calendar years, payment will occur in the later calendar year.
(c)Withholdings. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or payroll deductions.
(d)Governing Law. This Agreement shall be subject to, and construed in accordance with, the laws of the State of Delaware.
(e)Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.
(f)Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
(g)Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:
if to the Executive:
The address on file with the Company.

if to the Company:
SPX FLOW, Inc.
13320 Ballantyne Corporation Place, Charlotte, NC 28277
Attention: General Counsel
or to such other address as either party may furnish to the other in writing in accordance with this Section 10(g). Notices of change of address shall be effective only upon receipt.
(h)Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(i)Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.
(j)Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns.
(k)Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, the Executive and the Company agree that all such claims or disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Charlotte, North Carolina in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and the Company shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, in any court having appropriate jurisdiction. The Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required to, order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement. The Executive agrees to pay the Releasees for any and all costs and attorneys’ fees incurred in defending any action against them based upon any released claims in this Agreement, in prosecuting any action to enforce the terms of this Agreement or for breach of this Agreement by the Releasors, or asserting the defense of this Agreement in any action. The Executive agrees to pay the attorneys’ fees as they are incurred, payable monthly during any period where the Executive is entitled to pay attorneys’ fees as described in this Paragraph. Alternatively, if any provision of this Paragraph is determined to be unenforceable by a court of law or in arbitration, the Executive agrees that if he attempts to avoid or set aside the terms of this Agreement, and this Agreement is successfully asserted by the Releasees as a defense or bar to any claim asserted by the Executive, and a court of competent jurisdiction or an arbitrator has determined that such claims are barred, the Executive shall be liable for the costs and attorneys’ fees of the Releasees in defending such claims or asserting such defense based on this Agreement. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. Any arbitration or action pursuant to this Section will be subject to, and construed in accordance with, the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of Delaware. The Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of any applicable non-compete, non-solicitation, confidentiality or similar restrictive covenants with respect to the Executive, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in Charlotte, North Carolina, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.
(l)Revocation. This Agreement may be revoked by the Executive within the seven (7)-day period commencing on the date the Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by the Executive, all obligations of the Parties shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period.
11.Effective Date of Agreement. This Agreement shall not become effective until the day following the last day of the Revocation Period (the “Effective Date”).
[SIGNATURE PAGE TO FOLLOW] IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date(s) set forth below (or, if the Executive does not include a date under the Executive’s signature line, the date set forth shall be the date this Agreement, signed by the Executive, is received by the Company).

SPX FLOW, INC.

By:    /s/ Steve Tsoris_____
Name: Stephen A. Tsoris
Title: Vice President, Secretary and
General Counsel
Date: 2/17/2017
THE EXECUTIVE HEREBY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL, THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF HIS OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ David J. Wilson
David J. Wilson
Date:        2/8/17

Schedule A

Restricted Share Awards

Grant Date	Vesting Date	Quantity Eligible to Vest
12/16/2015	12/16/2017	9,667
1/4/2016	3/2/2017	3,518